Michael Berman Joins InspireMD Board

Former Boston Scientific Executive and cofounder

of numerous successful medical device companies

TEL AVIV, Israel, FEB. XX – InspireMD, Inc. (“InspireMD” or the “Company”) (OTC: NSPRD) announced that Michael Berman joined its board of directors.

Mr. Berman previously served as a Senior Vice President of Boston Scientific Corp., Group President of its cardiology businesses, and a member of the Executive Committee.

Since leaving Boston Scientific, Mr. Berman co-founded or was a founding director of seven medical technology companies, three of which were sold for more than $350 million, plus $100 million in contingent payments. He currently serves on the board of eight other medical industry companies.

Mr. Berman’s career-long experience in the field of interventional cardiology began in 1986 when he joined Scimed (now part of Boston Scientific in the U.S.) and led its global marketing efforts during a dynamic growth phase of the company.

In 1995, after Scimed’s merger with Boston Scientific, Mr. Berman was named President of the merged company, Boston Scientific/Scimed. By then, Scimed’s annual revenues had grown from zero in 1986 to $300 million. Under his leadership as President, the company increased worldwide sales five-fold to $1.5 billion.

“We are delighted to welcome Mike to our board”, said Sol J. Barer, PhD, Chairman of the Board of InspireMD. “He’s been an incredibly successful executive and entrepreneur in the field of medical devices and interventional cardiology and he has the kind of skill sets, experience and wisdom we all feel will bring valuable insights in strengthening and advancing our strategic focus.”

“I am also delighted Mike has joined our board as we near an inflection point for the company in both the commercial and clinical dimensions of our business”, added Alan Milinazzo, InspireMD’s CEO. “Mike brings a wealth of firsthand experience in building global medical device businesses. Further, having previously worked directly with and for Mike, I know his contributions to growing our business will be both immediate and impactful.”

Mr. Berman earned a BS degree in Industrial and Labor Relations and an MBA at Cornell University. He and his wife Judith, a professor of molecular genetics at the University of Minnesota, reside in Minneapolis and have two sons.

Mr. Berman has been involved with a number of trade and business associations including the American-Israel Chamber of Commerce, Memorial Blood Centers Business Advisory Group, and the University of Minnesota Institute of BioMedical Engineering.

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In addition, he served as Chairman of the Minneapolis Jewish Community Foundation from 2002-2005, a board member of the Minneapolis Jewish Day School, a member of the American Heart Association Executive Leadership team in 2006-2007, and Corporate Chair of the Juvenile Diabetes Association 1997 Walkathon.

About Stenting and MGuard™ EPS™

Standard stents were not engineered for heart attack patients. They were designed for treating stable angina patients whose occlusion is different from that of an occlusion in a heart attack patient.

In acute heart attack patients, the plaque or thrombus is unstable and often breaks up as the stent is implanted causing downstream blockages (some of which can be fatal) in a significant portion of heart attack patients.

The MGuardTM EPSTM is integrated with a precisely engineered micro net mesh that prevents the unstable arterial plaque and thrombus (clots) that caused the heart attack blockage from breaking off.

While offering superior performance relative to standard stents in STEMI patients, the MGuard EPS requires no change in current physician practice - an important factor in promoting acceptance and general use in time-critical emergency settings.

About InspireMD, Inc.

InspireMD is a medical device company focusing on the development and commercialization of its proprietary stent system technology, MGuard™. InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD's common stock is quoted on the OTC under the ticker symbol NSPRD.

About MGuard Embolic Protection Coronary Stent

MGuard EPS combines a coronary stent merged with an embolic protection specifically designed for acute MI patients. The embolic protection is comprised of an ultra-thin polymer micron net that is integrated with the stent. The MGuard EPS is designed to provide outstanding and lifelong embolic protection, without affecting deliverability.

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Forward-looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multi-national companies, (v) product liability claims, (vi) our limited manufacturing capabilities and reliance on subcontractors for assistance, (vii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (x) our reliance on single suppliers for certain product components, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Transition Report on From 10-K/T and its Quarterly Reports on Form 10-Q.  Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For additional information:

InspireMD Desk

Redington, Inc.

212 926-1733

203 222-7399

inspiremd@redingtoninc.com

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